Exhibit 99.1

MSCI Inc. Reports Second Quarter 2010 Financial Results

New York – July 1, 2010 – MSCI Inc. (NYSE: MXB), a leading global provider of investment decision support tools, including indices, portfolio risk and performance analytics and corporate governance services, today announced results for the second quarter and first half ended May 31, 2010.

(Note: Percentage changes are referenced to the comparable period in fiscal year 2009, unless otherwise noted.)

•	Operating revenues increased 14.4% to $125.2 million in second quarter 2010 and 14.7% to $246.9 million for first half 2010.
•
Adjusted EBITDA2 increased 15.8% to $61.8 million in second quarter 2010 for an Adjusted EBITDA margin of 49.4%. First half 2010 Adjusted EBITDA grew by 18.9% to $121.1 million. See Table 11 titled "Reconciliation of Adjusted EBITDA to Net Income."

•	Diluted EPS for the second quarter 2010 increased 15.8% to $0.22. For the first six months of 2010, Diluted EPS rose 37.1% to $0.48.
•
Second quarter 2010 Adjusted EPS1 rose 29.6% to $0.35. First half 2010 Adjusted EPS rose 29.4% to $0.66. See Table 12 titled "Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and EPS."

Henry A. Fernandez, Chairman and CEO, said, “We delivered a strong first half of fiscal 2010, with double digit revenue and Adjusted EBITDA growth in both the first and second quarters. Our second quarter revenues and Adjusted EBITDA grew 14.4% and 15.8%, respectively, and our Adjusted EBITDA margin expanded to 49.4%. Demand for our products has continued to strengthen, as evidenced by our record level of quarterly new sales and the year-over-year improvement in our retention rate.”

“At the beginning of June, we completed our acquisition of RiskMetrics. We are excited to have begun the work of bringing together two great companies to deliver a suite of products unmatched in the risk management analytics marketplace. With annualized revenues of more than $750 million and 2,000 employees worldwide, our increased scale and scope will enable us to invest more in developing new products and capabilities for our clients which, in turn, should lead to additional revenue growth,” added Mr. Fernandez.

Table 1: MSCI Inc. Selected Financial Information (unaudited)

	Three Months Ended		Change from	Six Months Ended		Change from
	May 31,		May 31,	May 31,		May 31,
In thousands, except per share data	2010	2009	2009	2010	2009	2009
Operating revenues	$125,170	$109,375	14.4%	$246,850	$215,290	14.7%
Operating expenses	$78,473	$72,721	7.9%	$152,896	$145,852	4.8%
Net income	$24,067	$19,618	22.7%	$51,585	$36,342	41.9%
% Margin	19.2%	17.9%		20.9%	16.9%
Diluted EPS	$0.22	$0.19	15.8%	$0.48	$0.35	37.1%

Adjusted EPS1	$0.35	$0.27	29.6%	$0.66	$0.51	29.4%

Adjusted EBITDA2	$61,834	$53,392	15.8%	$121,083	$101,857	18.9%
% Margin	49.4%	48.8%		49.1%	47.3%

1 Per share net income before after-tax impact of amortization of intangibles, founders grant, third party transaction expenses associated with the acquisition of RiskMetrics and debt repayment expenses.  See Table 12  titled "Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and EPS" and information about the use of non-GAAP financial information provided under "Notes Regarding the Use of Non-GAAP Financial Measures.”

2 Income before interest income, interest expense, other expense (income), provision for taxes, depreciation, amortization, founders grant and third party transaction expenses associated with the acquisition of RiskMetrics.  See Table 11  titled "Reconciliation of Adjusted EBITDA to Net Income" and information about the use of non-GAAP financial information provided under "Notes Regarding the Use of Non-GAAP Financial Measures.”

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Summary of Results for Fiscal Second quarter 2010

Operating Revenues – See Table 4

Total operating revenues for the three months ended May 31, 2010 (second quarter 2010) increased $15.8 million, or 14.4%, to $125.2 million compared to $109.4 million for the three months ended May 31, 2009 (second quarter 2009). Subscription revenues increased by 5.6% to $99.5 million while equity index asset based fees rose 68.8% to $25.7 million. Subscription revenue growth resulted from increases in revenues related to equity index subscriptions and Multi-Asset Class Analytics, which were up 14.7% and 16.0%, respectively, in second quarter 2010 offset, in part, by decreases of 8.0% in Equity Portfolio Analytics and 10.8% in Other Products. Non-recurring subscription revenues increased $1.6 million to $4.2 million in the quarter. The company recorded revenue growth in all regions, most notably in EMEA and in Asia Pacific. Revenue growth from asset managers, asset owners, and others helped offset declines from broker dealers and hedge funds.

Equity Indices: Revenues related to Equity Indices increased $17.4 million, or 27.9%, to $79.9 million in second quarter 2010 compared to second quarter 2009. Total equity index revenues grew in all regions and across all client types. Revenues from equity index subscriptions were up 14.7% to $54.2 million in second quarter 2010, with growth in all regions and all client types except broker dealers. The increase reflects continued growth in emerging markets, small cap, developed markets and custom equity index revenues which more than offset a decline in revenues from derivative structured products linked to our indices.

Revenues attributable to equity index asset based fees increased 68.8% to $25.7 million in second quarter 2010 compared to second quarter 2009, reflecting increases of 77.5% to $20.7 million for ETF asset based fees and 40.2% to $5.0 million for other asset based fees. The average value of assets in ETFs linked to MSCI equity indices increased 87.4% to $252.4 billion for second quarter 2010 compared to $134.7 billion for second quarter 2009. As of May 31, 2010, the value of assets in ETFs linked to MSCI equity indices was $237.6 billion, representing an increase of $61.7 billion, or 35.1%, from $175.9 billion as of May 31, 2009. We estimate that the $61.7 billion year-over-year increase in assets in ETFs linked to MSCI equity indices was attributable to $29.2 billion of net asset appreciation and $32.5 billion of cash inflows.

The value of assets in ETFs linked to MSCI equity indices at the end of second quarter 2010 rose 0.8%, or $2.0 billion, from the end of first quarter 2010. We estimate that the increase was attributable to asset inflows of $7.9 billion offset, in part, by asset depreciation of $5.9 billion. The $7.9 billion of asset inflows was comprised of $7.0 billion of asset inflows into established ETFs supplemented by $0.9 billion of asset inflows into ETFs launched over the last twelve months.

The three MSCI indices with the largest amount of ETF assets linked to them as of May 31, 2010 were the MSCI Emerging Markets, EAFE (an index of stocks in developed markets outside North America), and US Broad Market Indices. The assets linked to these indices were $67.5 billion, $35.8 billion, and $13.7 billion, respectively.

Equity Portfolio Analytics: Revenues related to Equity Portfolio Analytics products decreased $2.5 million, or 8.0%, to $29.0 million in second quarter 2010 compared to the same period in 2009 as lower retention rates more than offset new sales during the last twelve months. Revenue declined 9.8% to $18.9 million for Aegis (our proprietary risk data delivered in a bundle with our proprietary software platform) and 7.3% to $8.6 million for Models Direct (our proprietary data delivered directly). These declines were partially offset by an increase of 20.0% to $1.5 million for Barra on Vendors (our proprietary data accessed through third party vendors). Revenues declined across all client types and all regions except Asia Pacific.

Multi-Asset Class Portfolio Analytics: Revenues related to Multi-Asset Class Portfolio Analytics increased $1.5 million, or 16.0%, to $11.1 million in second quarter 2010 compared to the same period in 2009. Sales of BarraOne remained the biggest driver of growth in this product category. BarraOne revenues rose by 26.9% to $9.1 million offset, in part, by a 16.3% decline to $2.0 million in revenues from TotalRisk. TotalRisk is in the process of being

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decommissioned, with its existing users being offered the opportunity to transition to BarraOne. Revenues rose in all client types except for hedge funds and across all regions except Asia Pacific.

Other Products: Revenues from Other Products decreased $0.6 million, or 10.8%, to $5.1 million in second quarter 2010 compared to second quarter 2009. A decrease of 24.7% to $1.2 million in revenues from fixed income analytics was partially offset by growth of 3.6% to $3.9 million in energy and commodity analytics products revenues.

Operating Expenses – See Table 6

Total operating expenses increased $5.8 million, or 7.9%, to $78.5 million in second quarter 2010 compared to second quarter 2009. Operating expenses include $5.3 million in third party transaction expenses associated with MSCI’s acquisition of RiskMetrics Group, Inc. (transaction expenses). These transaction expenses, which consist of payments made to outside advisors, are recorded in Selling, general and administrative expense. Excluding the transaction expenses, operating expenses would have risen by only 0.7%.

Total compensation costs decreased 3.9% to $44.8 million. Excluding founders grant expense, compensation expenses increased 8.8% to $42.7 million. The increase excluding founders grant expense largely reflects an increase in headcount of 137, or 17.0%, to 942 employees.

Total founders grant expense fell by $5.3 million, or 72.2%, to $2.0 million. The drop in founders grant expense is a result of the vesting of a portion of these awards on November 14, 2009 at the two-year anniversary of the company’s initial public offering (IPO). Expenses related to the founders grant awards reflect the amortization of share based compensation expenses associated with restricted stock units and options awarded to employees as a one-time grant in connection with our IPO completed in November 2007, which are being amortized through 2011. Of the $2.0 million of founders grant expense recorded in second quarter 2010, $0.7 million was recorded in cost of services and $1.3 million was recorded in Selling, general and administrative expense.

Total non-compensation expenses excluding depreciation and amortization increased $9.2 million to $25.9 million, a 54.8% increase. Excluding transaction expenses, non-compensation costs excluding depreciation and amortization rose 23.3% to $20.6 million. The increase excluding transaction expenses largely reflects higher outside professional costs, information technology expenses, and market data costs. These increases were partially offset by the elimination of expense allocations from Morgan Stanley.

Cost of services expense rose by $1.2 million, or 4.1%, in the second quarter 2010. Within cost of services, compensation expense including founders grant expense declined by $0.1 million or 0.3%. Excluding founders grant expense, compensation expense rose by $2.1 million, or 10.8%. The biggest drivers of the change were increases in our IT and development staffing levels. Non-compensation expenses rose by $1.3 million, or 18.6%. The biggest driver of the change in non-compensation expenses was a $1.0 million increase in market data cost.

Selling, general and administrative expense rose by $6.1 million, or 18.0%. Within Selling, general and administrative expense, compensation expense including founders grant expense fell by $1.8 million, or 7.3%. Excluding founders grant expense, compensation expense rose $1.4 million, or 6.9%. Non-compensation expenses rose by $7.9 million, or 79.8%. Excluding the impact of $5.3 million of transaction expenses, non-compensation expenses rose by $2.6 million, or 26.5%, driven by higher IT spending, occupancy expenses, and higher license and regulatory fees.

Selling expenses excluding founders grant expense rose by $0.3 million, or 2.8%, to $11.5 million. General and administrative costs excluding founders grant expense rose $8.9 million, or 48.5%, to $27.3 million. Excluding founders grant expense and transaction expenses, general and administrative costs rose by $3.7 million, or 19.9%.

Adjusted EBITDA – See Table 11

Adjusted EBITDA, which excludes the impact of founders grant expense and transaction expenses, was $61.8 million, an increase of 15.8% from second quarter 2009. The Adjusted EBITDA margin increased to 49.4% in second quarter

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2010 from 48.8% in second quarter 2009. See Table 11 titled “Reconciliation of Adjusted EBITDA to Net Income” and “Notes Regarding the Use of Non-GAAP Financial Measures” below.

Other Expense (Income), Net

Other expense (income), net was an expense of $8.7 million in second quarter 2010 compared to an expense of $4.7 million in second quarter 2009. In second quarter 2010, MSCI elected to repay $297.0 million of its outstanding term loans. As a result, the company incurred a total of $6.3 million of accelerated interest expense resulting from the termination of an interest rate swap and the acceleration of deferred financing and debt discount costs (debt repayment expenses). Excluding these charges, Other expense (income) was $2.5 million, a decline of $2.2 million, or 47% from second quarter 2009. The decline of Other expense excluding debt repayment expenses was primarily due to lower interest expense resulting from lower average outstanding debt and the impact of lower interest rates on the unhedged portion of our debt. The repayment of debt during the quarter contributed to a $1.0 million reduction in interest expense.

Provision for Income Taxes

The provision for income taxes increased 12.4% to $13.9 million in second quarter 2010. The effective tax rate for second quarter 2010 was 36.6% compared to 38.6% in second quarter 2009. Our effective tax rate was approximately 1.6% higher, on a net basis, for the three months ended May 31, 2010 as a result of the transaction expenses related to the acquisition of RiskMetrics, which are not tax deductible, offset by the impact of net discrete tax benefits recognized during the period.

Net Income and Earnings per Share

Net income increased 22.7% to $24.1 million in second quarter 2010 from second quarter 2009 and the net income margin increased to 19.2% from 17.9%. Diluted EPS rose 15.8% to $0.22 from $0.19.

Net income excluding the after-tax impact of amortization of intangibles, founders grant expense, transaction expenses and debt repayment expenses totaling $13.3 million, rose 32.3% to $37.3 million in second quarter 2010. Adjusted EPS, which excludes the after-tax, per share impact of amortization of intangibles, founders grant expense, transaction expenses and debt repayment expenses totaling $0.13, rose 29.6% to $0.35 in the second quarter of 2010 from $0.27 in second quarter 2009. See Table 12 titled "Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and EPS."

Summary of Results for First Half 2010

Operating Revenues – See Table 5

Total operating revenues for first half ended May 31, 2010 (first half 2010) increased 14.7% to $246.9 million compared to $215.3 million for the first half ended May 31, 2009 (first half 2009). Revenue gains in our Equity Indices and Multi-Asset Class Portfolio Analytics products, which grew by 28.2% and 14.4% respectively, more than offset declines in our Equity Portfolio Analytics and Other Product areas of 7.4% and 5.5%, respectively. First half operating revenues rose in every region and across all client types with the exception of hedge funds.

Subscription revenues of $196.2 million rose 5.0% from the first half of 2009 as growth in equity index subscriptions and Multi Asset Class Analytics product revenues offset declines in Equity Portfolio Analytics and Other products. Asset based fees of $50.7 million rose 78.4% from first half of 2009, propelled in large part by the growth in average assets under management in ETFs linked to our indices of 87.4% to $252.4 billion.

Operating Expenses – See Table 7

Operating expenses for first half 2010 increased $7.0 million, or 4.8%, to $152.9 million compared to first half 2009.

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Operating expenses for first half 2010 include $7.5 million in third party transaction expenses related to the acquisition of RiskMetrics Group, Inc. These transaction expenses are recorded in Selling, general and administrative expense.

The $7.0 million increase reflects increases of $11.7 million in non-compensation expenses and $0.9 million in depreciation and amortization expense offset, in part, by decreases of $1.3 million in total compensation expense and $4.3 million in amortization of intangibles.

Total compensation expense decreased $1.3 million, or 1.4%, to $89.8 million for first half 2010. Excluding founders grant expense, compensation expense increased $8.1 million, or 10.5%, to $85.7 million. The increase in compensation expense primarily reflects increases in headcount. These increases were offset by a $9.4 million decrease in founders grant expense. Non-compensation expense increased $11.7 million, or 32.7%, to $47.6 million. Excluding transaction charges, non compensation expenses rose by $4.2 million or 11.8%.

Cost of services increased $1.6 million, or 2.7%, to $59.8 million in first half 2010. The change was largely due to an increase in compensation cost. Selling, general and administrative expenses increased to $77.6 million in first half 2010. The increase reflects $7.5 million of transaction expenses as well as higher information technology and recruiting expenses.

Adjusted EBITDA – See Table 11

Adjusted EBITDA, which excludes the impact of founders grant expense and transaction expenses, increased 18.9% to $121.1 million for first half 2010 from $101.9 million for first half 2009. The Adjusted EBITDA margin rose to 49.1% in first half 2010 from 47.3% in first half 2009. See Table 11 titled “Reconciliation of Adjusted EBITDA to Net Income” and “Notes Regarding the Use of Non-GAAP Financial Measures” below.

Other Expense (Income), Net

Other expense (income), net was an expense of $12.2 million in first half 2010 compared to an expense of $11.1 million in first half 2009. Excluding the impact of the debt repayment expenses of $6.3 million discussed above, Other expense (income) was $5.9 million, a decrease of $5.2 million, or 46.9% from first half 2009. The decline of Other expense excluding debt repayment expenses was primarily due to lower interest expense resulting from lower average outstanding debt.

Provision for Income Taxes

The provision for income taxes increased 37.2% to $30.2 million in first half 2010. The effective tax rate for first half 2010 was 36.9% compared to 37.7% in first half 2009. Our effective tax rate was approximately 0.3% higher for the six months ended May 31, 2010 as a result of the transaction expenses related to the acquisition of RiskMetrics, which are not tax deductible, offset by the impact of net discrete tax benefits recognized during the period.

Net Income

Net income increased 41.9% to $51.6 million in first half 2010 from $36.3 million in first half 2009 and the net income margin increased to 20.9% from 16.9%. Diluted EPS for the first six months of 2010 was $0.48, an increase of 37.1% from first half 2009.

Net income excluding the after-tax impact of amortization of intangibles, founders grant expense, transaction expenses and debt repayment expenses totaling $19.5 million rose 34.6% to $71.1 million from $52.8 million in first half 2009. First half 2010 Adjusted EPS, which excludes the per-share, after-tax impact of amortization of intangibles, founders grant expense, transaction expenses and debt repayment expenses totaling $0.18, rose 29.4% to $0.66 from $0.51. See Table 12 titled "Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and EPS."

Acquisition of RiskMetrics Group, Inc.

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On June 1, 2010, MSCI completed the acquisition of RiskMetrics Group, Inc. In connection with the acquisition of RiskMetrics, MSCI entered into a senior secured credit agreement which is comprised of a $1,275.0 million six-year term loan facility and an undrawn $100.0 million five-year revolving credit facility. Principal on the term loan facility is expected to be paid at 1.00% per year plus a portion of MSCI’s excess cash flows (as defined in the agreement and depending on its leverage ratio), with remaining principal payable in the final year. Borrowings under the credit facilities bear interest at a rate equal to the greater of the London Interbank Offered Rate (“LIBOR”), or 1.50%, plus a margin of 3.25%. In connection with the senior secured credit agreement described above, MSCI paid $71.1 million on June 1, 2010 to retire its existing term loan facility plus accrued interest and $0.7 million to retire its interest rate swap and accrued interest. In addition to the new loans, MSCI issued approximately 12.6 million shares and has reserved approximately 4.3 million common shares for outstanding vested and unvested stock options and restricted stock awards assumed as part of the acquisition.

Change in Ticker Symbol to ‘MSCI’

MSCI Inc. will change the ticker symbol for its common stock listed on the New York Stock Exchange to “MSCI” from “MXB,” effective at the start of trading on Tuesday, July 6, 2010.

Conference Call Information

Investors will have the opportunity to listen to MSCI Inc.'s senior management review second quarter 2010 results on Thursday, July 1, 2010 at 11:00 am Eastern Time. To hear the live event, visit the investor relations section of MSCI's website, http://ir.msci.com/events.cfm, or dial 1-877-312-9206 within the United States. International callers dial 1-408-774-4001.

An audio recording of the conference call will be available on our website approximately two hours after the conclusion of the live event and will be accessible through July 7, 2010. To listen to the recording, visit http://ir.msci.com/events.cfm, or dial 1-800-642-1687 (passcode: 80714875) within the United States. International callers dial 1-706-645-9291 (passcode: 80714875).

About MSCI Inc.

MSCI Inc. is a leading provider of investment decision support tools to investors globally, including asset managers, banks, hedge funds and pension funds. MSCI Inc. products and services include indices, portfolio risk and performance analytics, and governance tools.

The company's flagship product offerings are: the MSCI indices which include over 120,000 daily indices covering more than 70 countries; Barra portfolio risk and performance analytics covering global equity and fixed income markets; RiskMetrics market and credit risk analytics; ISS governance research and outsourced proxy voting and reporting services; CFRA forensic accounting risk research, legal/regulatory risk assessment, and due-diligence; and FEA valuation models and risk management software for the energy and commodities markets. MSCI Inc. is headquartered in New York, with research and commercial offices around the world. MXB#IR

For further information on MSCI Inc. or our products please visit www.msci.com.

MSCI Inc. Contact:

Edings Thibault, MSCI, New York	+ 1.866.447.7874
For media inquiries please contact:
Kenny Suarez | Patrick Clifford, Abernathy MacGregor, New York	+ 1.212.371.5999
Sally Todd | Clare Milton, Penrose Financial, London	+ 44.20.7786.4888

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Forward-Looking Statements

This release contains forward-looking statements. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.

Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in MSCI's Annual Report on form 10-K for the fiscal year ended November 30, 2009 and filed with the Securities and Exchange Commission (SEC) on January 29, 2010, the Registration Statement on Form S-4, as amended, filed with the SEC on April 27, 2010 and in quarterly reports on form 10-Q and current reports on form 8-K. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this release reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

Notes Regarding the Use of Non-GAAP Financial Measures

MSCI has presented supplemental non-GAAP financial measures as part of this earnings release. A reconciliation is provided below that reconciles each non-GAAP financial measure with the most comparable GAAP measure. The presentation of non-GAAP financial measures should not be considered as alternative measures for the most directly comparable GAAP financial measures. These measures are used by management to monitor the financial performance of the business, inform business decision making and forecast future results.

Adjusted EBITDA is defined as net income before provision for income taxes, amortization of intangible assets, other net expense and income, depreciation and amortization, founders grant expense and third party transaction costs related to the acquisition of RiskMetrics.

Adjusted net income and Adjusted EPS are defined as net income and EPS, respectively, before provision for founders grant expenses, amortization of intangible assets, third party transaction costs related to the acquisition of RiskMetrics, and the accelerated interest expense resulting from the termination of an interest rate swap and the acceleration of deferred financing and debt discount costs (debt repayment expenses), as well as for any related tax effects.

We believe that adjustments related to transaction costs and debt repayment expenses are useful to management and investors because it allows for an evaluation of the MSCI’s underlying operating performance by excluding the costs incurred in connection with the acquisition of RiskMetrics. Additionally, we believe that adjusting for founders grant expenses and the amortization of intangible assets may help investors compare our performance to that of other companies in our industry as we do not believe that other companies in our industry have as significant a portion of their operating expenses represented by one-time founders grant expenses and amortization of intangible assets. We believe that the non-GAAP financial measures presented in this earnings release facilitate meaningful period-to-period comparisons and provide a baseline for the evaluation of future results.

Adjusted EBITDA, Adjusted net income and Adjusted EPS are not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies.

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Table 2: MSCI Inc. Consolidated Statement of Income (unaudited)

	Three Months Ended			Six Months Ended
	May 31,		February 28,	May 31,
In thousands, except per share data	2010	2009	2010	2010	2009
Operating revenues	$125,170	$109,375	$121,680	$246,850	$215,290

Operating expenses
Cost of services	30,463	29,269	29,291	59,754	58,204
Selling, general and administrative	40,177	34,052	37,461	77,638	68,768
Amortization of intangible assets	4,277	6,428	4,278	8,555	12,857
Depreciation and amortization of property,	3,556	2,972	3,393	6,949	6,023
equipment, and leasehold improvements
Total operating expenses	78,473	72,721	74,423	152,896	145,852

Operating income	46,697	36,654	47,257	93,954	69,438

Interest income	(343)	(220)	(408)	(751)	(341)
Interest expense	8,991	4,904	4,436	13,427	10,542
Other expense (income)	98	(2)	(608)	(510)	880
Other expense (income), net	8,746	4,682	3,420	12,166	11,081

Income before income taxes	37,951	31,972	43,837	81,788	58,357

Provision for income taxes	13,884	12,354	16,319	30,203	22,015

Net income	$24,067	$19,618	$27,518	$51,585	$36,342

Earnings per basic common share	$0.23	$0.19	$0.26	$0.48	$0.35
Earnings per diluted common share	$0.22	$0.19	$0.26	$0.48	$0.35

Weighted average shares outstanding used
in computing earnings per share
Basic	105,345	100,359	105,235	105,290	100,324
Diluted	106,003	100,371	105,844	105,923	100,330

Table 3: MSCI Inc. Selected Balance Sheet Items (unaudited)

	As of
	May 31,	November 30,
In thousands	2010	2009
Cash and cash equivalents	$152,148	$176,024
Short-term investments	$61,399	$295,304
Trade receivables, net of allowances	$92,530	$77,180

Deferred revenue	$181,906	$152,944
Current maturities of long-term debt	$8,245	$42,088
Long-term debt, net of current maturities	$62,325	$337,622

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Table 4: Second Quarter 2010 Operating Revenues by Product Category

	Three Months Ended			Change from
	May 31,		February 28,	May 31,	February 28,
In thousands	2010	2009	2010	2009	2010
Equity indices
Equity index subscriptions	$54,222	$47,282	$50,175	14.7%	8.1%
Equity index asset based fees	25,696	15,220	24,985	68.8%	2.8%
Equity indices total	79,918	62,502	75,160	27.9%	6.3%
Equity portfolio analytics	29,041	31,582	29,983	(8.0%)	(3.1%)
Multi-asset class portfolio analytics	11,107	9,572	10,845	16.0%	2.4%
Other products	5,104	5,719	5,692	(10.8%)	(10.3%)
Total operating revenues	$125,170	$109,375	$121,680	14.4%	2.9%
Subscriptions	99,474	94,155	96,695	5.6%	2.9%
Equity index asset based fees	25,696	15,220	24,985	68.8%	2.8%
Total operating revenues	$125,170	$109,375	$121,680	14.4%	2.9%

Table 5: First Half 2010 Operating Revenues by Product Category

	Six Months Ended
	May 31,
In thousands	2010	2009	Change
Equity indices
Equity index subscriptions	$104,397	$92,549	12.8%
Equity index asset based fees	50,681	28,402	78.4%
Equity indices total	155,078	120,951	28.2%
Equity portfolio analytics	59,024	63,722	(7.4%)
Multi-asset class portfolio analytics	21,952	19,195	14.4%
Other products	10,796	11,422	(5.5%)
Total operating revenues	$246,850	$215,290	14.7%
Subscriptions	196,169	186,888	5.0%
Equity index asset based fees	50,681	28,402	78.4%
Total operating revenues	$246,850	$215,290	14.7%

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Table 6: Additional Second Quarter 2010 Operating Expense Detail

	Three Months Ended			Change from
	May 31,		February 28,	May 31,	February 28,
In thousands	2010	2009	2010	2009	2010
Cost of services
Compensation	$21,639	$19,538	$21,686	10.8%	(0.2%)
Founders grant	715	2,892	681	(75.3%)	5.0%
Total Compensation	22,354	22,430	22,367	(0.3%)	(0.1%)
Non-compensation	8,109	6,839	6,924	18.6%	17.1%
Total cost of services	30,463	29,269	29,291	4.1%	4.0%
Selling, general and administrative
Compensation	21,085	19,724	21,269	6.9%	(0.9%)
Founders grant	1,325	4,446	1,390	(70.2%)	(4.7%)
Total Compensation	22,410	24,170	22,659	(7.3%)	(1.1%)
Transaction expenses	5,264	0	2,250	NA	134.0%
Non-compensation excl. transaction expenses	12,503	9,882	12,552	26.5%	(0.4%)
Total selling, general and administrative	40,177	34,052	37,461	18.0%	7.3%
Amortization of intangible assets	4,277	6,428	4,278	(33.5%)	(0.0%)
Depreciation and amortization	3,556	2,972	3,393	19.7%	4.8%
Total operating expenses	$78,473	$72,721	$74,423	7.9	5.4%

	Three Months Ended			Change from
	May 31,		February 28,	May 31,	February 28,
In thousands	2010	2009	2010	2009	2010
Total founders grant	$2,040	$7,338	$2,071	(72.2%)	(1.5%)
Compensation excluding founders grant	42,724	39,262	42,955	8.8%	(0.5%)
Transaction expenses	5,264	0	2,250	NA	134.0%
Non-compensation excluding transaction expenses	20,612	16,721	19,476	23.3%	5.8%
Amortization of intangible assets	4,277	6,428	4,278	(33.5%)	(0.0%)
Depreciation and amortization	3,556	2,972	3,393	19.7%	4.8%

Total operating expenses	$78,473	$72,721	$74,423	7.9%	5.4%

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Table 7: Additional First Half 2010 Operating Expense Detail

	Six Months Ended
	May 31,
In thousands	2010	2009	$ Change	% Change
Cost of services
Compensation	$43,324	$38,790	$4,534	11.7%
Founders grant	1,397	4,937	(3,540)	(71.7%)
Total Compensation	44,721	43,727	994	2.3%
Non-compensation	15,033	14,477	556	3.8%
Total cost of services	59,754	58,204	1,550	2.7%
Selling, general and administrative
Compensation	42,355	38,771	3,584	9.2%
Founders grant	2,714	8,602	(5,888)	(68.4%)
Total Compensation	45,069	47,373	(2,304)	(4.9%)
Transaction expenses	7,514	0	7,514	NA
Non-compensation excl. transaction expenses	25,055	21,395	3,660	17.1%
Total selling, general and administrative	77,638	68,768	8,870	12.9%
Amortization of intangible assets	8,555	12,857	(4,302)	(33.5%)
Depreciation and amortization	6,949	6,023	926	15.4%
Total operating expenses	$152,896	$145,852	$7,044	4.8%

	Six Months Ended
	May 31,
In thousands	2010	2009	$ Change	% Change
Total founders grant	$4,111	$13,539	(9,428)	(69.6%)
Compensation excluding founders grant	85,679	77,561	8,118	10.5%
Transaction expenses	7,514	0	7,514	NA
Non-compensation excluding transaction expenses	40,088	35,872	4,216	11.8%
Amortization of intangible assets	8,555	12,857	(4,302)	(33.5%)
Depreciation and amortization	6,949	6,023	926	15.4%

Total operating expenses	$152,896	$145,852	$7,044	4.8%

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Table 8: Key Operating Metrics

	As of or For the Quarter Ended			Change from
	May		February	May	February
Dollars in thousands	2010	2009	2010	2009	2010
Run Rates 1
Equity indices
Equity index subscriptions	$202,101	$178,634	$191,862	13.1%	5.3%
Equity index asset based fees 2	91,977	68,892	94,033	33.5%	(2.2%)
Equity Indices total	294,078	247,526	285,895	18.8%	2.9%
Equity portfolio analytics	118,064	126,344	119,046	(6.6%)	(0.8%)
Multi-asset class analytics	42,145	37,194	41,142	13.3%	2.4%
Other Products
Energy and commodity analytics	15,340	14,863	15,671	3.2%	(2.1%)
Other 3	4,598	6,749	4,829	(31.9%)	(4.8%)
Other Products total	19,938	21,612	20,500	(7.7%)	(2.7%)
Total Run Rate	$474,225	$432,676	$466,583	9.6%	1.6%
Subscription total	382,248	362,784	372,550	5.4%	2.6%
Asset based fees total	91,977	69,892	94,033	31.6%	(2.2%)
Total Run Rate	$474,225	$432,676	$466,583	9.6%	1.6%

Subscription Run Rate by region
% Americas	43.9%	43.9%	43.7%
% non-Americas	56.1%	56.1%	56.4%

Subscription Run Rate by client type
% Asset Managers	60.8%	61.4%	61.0%
% Broker Dealers	11.7%	12.2%	11.7%
% Hedge Funds	5.2%	6.0%	5.4%
% Asset Owners	6.2%	6.1%	6.2%
% Others	16.1%	14.4%	15.7%

New Recurring Subscription Sales	$21,936	$14,286	$17,717	53.5%	23.8%
Subscription Cancellations	$(9,932)	$(10,913)	$(7,161)	(9.0%)	38.7%
Net New Recurring Subscription Sales	$12,004	$3,373	$10,556	255.9%	13.7%
Non-Recurring Sales	$3,730	$1,328	$1,168	180.9%	219.4%

Client count 4	3,203	3,080	3,153	4.0%	1.6%
Employees	942	805	918	17.0%	2.6%

% Employees by location
Developed Market Centers	52%	65%	54%
Emerging Market Centers	48%	35%	46%

1 The run rate at a particular point in time represents the forward-looking fees for the next 12 months from all subscriptions and investment product licenses we currently provide to our clients under renewable contracts assuming all contracts that come up for renewal are renewed and assuming then-current exchange rates. For any license whose fees are linked to an investment product’s assets or trading volume, the run rate calculation reflects an annualization of the most recent periodic fee earned under such license. The run rate does not include fees associated with “one-time” and other non-recurring transactions. In addition, we remove from the run rate the fees associated with any subscription or investment product license agreement with respect to which we have received a notice of termination or non-renewal during the period and we have determined that such notice evidences the client's final decision to terminate or not renew the applicable subscription or agreement, even though the notice is not effective until a later date.

2 Includes asset based fees for ETFs, institutional and retail indexed funds, transaction volume-based fees for futures and options traded on certain MSCI indices and other structured products.

3 Includes run rate related to subscriptions to fixed income analytics and, for quarter ended May 2009, to investable hedge fund index asset based fees.

4 The client count excludes clients that pay only asset based fees. Our client count includes affiliates, cities and certain business units within a single organization as distinct clients when they separately subscribe to our products.

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Table 9: Supplemental Operating Metrics

Recurring Subscription Sales1 & Subscription Cancellations
	2009				2010
	February	May	August	November	February	May	2009 YTD	2010 YTD
New Recurring Subscription Sales	$10,770	$14,286	$15,524	$16,123	$17,717	$21,936	$25,056	$39,653
Subscription Cancellations	(8,187)	(10,913)	(17,175)	(16,312)	(7,161)	(9,932)	(19,100)	(17,093)
Net New Recurring Subscription Sales	$2,583	$3,373	$(1,651)	$(189)	$10,556	$12,004	$5,956	$22,560

1 This does not include non-recurring sales.

Retention Rates
	2009				2010
	February	May	August	November	February	May	2009 YTD	2010 YTD
Aggregate Retention Rate 1
Equity indices	94.9%	92.8%	91.4%	88.6%	94.9%	92.9%	93.9%	93.9%
Equity portfolio analytics	86.2%	82.0%	67.6%	78.9%	92.2%	84.5%	84.1%	88.4%
Multi-asset class analytics	92.0%	83.2%	73.9%	60.0%	82.7%	89.1%	87.6%	85.9%
Other products	83.3%	88.3%	84.2%	77.7%	85.8%	81.3%	85.8%	83.5%
Total aggregate retention	90.8%	87.7%	80.6%	81.6%	92.2%	89.1%	89.2%	90.6%

Core Retention Rate 2
Equity indices	95.0%	93.2%	92.2%	89.2%	95.7%	93.4%	94.1%	94.6%
Equity portfolio analytics	87.4%	83.5%	68.9%	79.2%	93.7%	86.4%	85.4%	90.1%
Multi-asset class analytics	92.0%	93.7%	77.5%	65.6%	89.5%	93.5%	92.8%	91.5%
Other products	84.0%	89.6%	86.1%	81.7%	88.6%	81.3%	86.8%	85.0%
Total core retention	91.3%	89.5%	81.9%	82.8%	94.0%	90.5%	90.4%	92.2%

1 The quarterly Aggregate Retention Rates are calculated by annualizing the cancellations for which we have received a notice of termination or non-renewal during the quarter and we have determined that such notice evidences the client’s final decision to terminate or not renew the applicable subscription or agreement, even though such notice is not effective until a later date. This annualized cancellation figure is then divided by the subscription Run Rate at the beginning of the year to calculate a cancellation rate. This cancellation rate is then subtracted from 100% to derive the annualized Retention Rate for the quarter.  The Aggregate Retention Rate is computed on a product-by-product basis. Therefore, if a client reduces the number of products to which it subscribes or switches between our products, we treat it as a cancellation. In addition, we treat any reduction in fees resulting from renegotiated contracts as a cancellation in the calculation to the extent of the reduction.  Aggregate Retention Rates are generally higher during the first three fiscal quarters and lower in the fourth fiscal quarter. For the calculation of the Core Retention Rate the same methodology is used except the amount of cancellations in the quarter is reduced by the amount of product swaps.

2 Our Core Retention Rate is calculated similarly to our Aggregate Retention Rate except that the Core Retention Rate does not treat switches between our products as a cancellation.

Table 10: ETF Assets Linked to MSCI Indices

	2009				2010
In Billions	February	May	August	November	February	May
Quarterly Average AUM in ETFs linked to MSCI Indices	$126.4	$134.7	$180.3	$216.8	$239.6	$252.4

Quarter-End AUM in ETFs linked to MSCI Indices	$107.8	$175.9	$199.2	$234.2	$235.6	$237.6

Sequential Change ($ Growth in Billions)
Appreciation/Depreciation	$(13.6)	$42.2	$20.1	$18.0	$(3.0)	$(5.9)
Cash Inflow / Outflow	2.4	25.9	3.2	17.0	4.4	7.9
Total Change	$(11.2)	$68.1	$23.3	$35.0	$1.4	$2.0

Source: Bloomberg and MSCI

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Table 11: Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended			Six Months Ended
	May 31,		February 28,	May 31,
In thousands	2010	2009	2010	2010	2009
GAAP - Net income	$24,067	$19,618	$27,518	$51,585	$36,342
Provision for income taxes	13,884	12,354	16,319	30,203	22,015
Other expense (income), net	8,746	4,682	3,420	12,166	11,081
Amortization of intangible assets	4,277	6,428	4,278	8,555	12,857
Depreciation and amortization	3,556	2,972	3,393	6,949	6,023
Founders grant expense	2,040	7,338	2,071	4,111	13,539
Transaction expenses	5,264	0	2,250	7,514	0
Adjusted EBITDA	$61,834	$53,392	$59,249	$121,083	$101,857

Table 12: Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and EPS

	Three Months Ended			Six Months Ended
	May 31,		February 28,	May 31,
	2010	2009	2010	2010	2009
GAAP - Net income	$24,067	$19,618	$27,518	$51,585	$36,342
Plus: Founders grant expense	2,040	7,338	2,071	4,111	13,539
Plus: Amortization of intangible assets	4,277	6,428	4,278	8,555	12,857
Plus: Transaction costs	5,264	0	2,250	7,514	0
Plus: Debt repayment expenses	6,280	0	0	6,280	0
Less: Income tax effect1	(4,610)	(5,176)	(2,324)	(6,934)	(9,924)
Adjusted net income	$37,318	$28,208	$33,793	$71,111	$52,814

GAAP - EPS	$0.22	$0.19	$0.26	$0.48	$0.35
Plus: Founders grant expense	0.02	0.07	0.02	0.04	0.13
Plus: Amortization of intangible assets	0.04	0.06	0.04	0.08	0.13
Plus: Transaction costs	0.05	0.00	0.02	0.07	0.00
Plus: Debt repayment expenses	0.06	0.00	0.00	0.06	0.00
Less: Income tax effect1	(0.04)	(0.05)	(0.03)	(0.07)	(0.10)

Adjusted EPS - diluted	$0.35	$0.27	$0.31	$0.66	$0.51

Diluted Shares	106,003	100,371	105,844	105,923	100,330

1For the purposes of calculating Adjusted EPS, founders grant expense, amortization of intangible assets and debt repayment expenses during the current fiscal year are assumed to be taxed at the first half 2010 effective tax rate excluding discrete items of 36.6%  For the prior year, the effective rate is assumed to be 37.6%, which was the 2009 effective tax rate, excluding discrete items.   No tax adjustments are made for transaction expenses.

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